Exhibit 99: Press Release dated March 25, 2004: Headwaters Incorporated Refinances its Senior Secured Credit Facility


                     HEADWATERS INCORPORATED REFINANCES ITS
                         SENIOR SECURED CREDIT FACILITY

SOUTH JORDAN, UTAH, March 25, 2004 - HEADWATERS INCORPORATED (NASDAQ:HDWR), announced today the execution of a commitment letter with Bank One to provide for the refinancing of Headwaters' senior secured credit facilities. It is anticipated that the new credit facilities will be in place by the end of March.

Headwaters' current senior secured credit facilities consist of a Term B Loan, with a currently outstanding balance of approximately $70 million, and a revolving credit arrangement of $20 million against which no funds have been drawn. The interest rate on the current senior secured credit facility is 425 basis points over Libor, or approximately 5.4% today.

The new senior secured credit facilities will consist of a Term Loan of $50 million and a revolving credit arrangement of $50 million. The interest rate ranges from 175 - 250 basis points over Libor, depending upon the Company's leverage and certain other covenants. The initial interest rate will be 225 basis points over Libor or approximately 3.5%. The term loan is due November 2007 and required principal payments are based upon a 10 year amortization with a balloon payment due at maturity.

Headwaters anticipates a $20 million repayment of the current debt of $70 million from cash on hand which will happen simultaneously with the refinancing of the remaining $50 million from proceeds received from the new senior secured credit facility with Bank One. Based on the twelve months ended December 31, 2003, Headwaters debt to EBITDA ratio will be approximately .5 to 1 immediately after the refinancing occurs.

"The anticipated interest savings to Headwaters from this new senior credit facility should exceed $1 million per year. We appreciate the new relationship we have established with Bank One and are pleased with the current strength of the debt markets and the flexibility and favorable pricing that the new senior credit facilities provides," said Steven G. Stewart, Headwaters' Chief Financial Officer. "We will use the $50 million revolver that is not initially drawn down and cash on hand to help finance some of the acquisitions that we are currently considering."

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. The Company is focused on providing services to energy companies, conversion of fossil fuels into alternative energy products, and generally adding value to energy. Headwaters generates revenue from managing coal combustion products (CCPs) and from licensing its innovative chemical technology to produce an alternative fuel. Through its CCP business and its solid alternative fuels business, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

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Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, operation of facilities utilizing alternative fuel technologies, the marketing of synthetic fuels, the receipt of licensing fees, royalties, and product sales revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits, the availability of feedstocks, and the marketability of the coal combustion products and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion products and synthetic fuel industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2003, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Our internet address is www.hdwtrs.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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